CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Lee Pharmaceuticals, Inc.

We consent to the inclusion in the Form 1-K of Lee Pharmaceuticals, Inc of our report dated March 29th, 2023, of the balance sheet and the related statements of operations, stockholders’ equity, and cashflows for the year ended December 31, 2022.

/s/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

April 26, 2023